Exhibit 99

Schlumberger Appoints Olivier Le Peuch as CEO

Mark G. Papa to Become Chairman of the Board

PARIS, July 19, 2019 — Schlumberger Limited [NYSE:SLB] announced today that its Board of Directors has appointed Olivier Le Peuch as its Chief Executive Officer, and member of the Schlumberger Board, effective August 1, 2019. Mr. Le Peuch succeeds Paal Kibsgaard, who will retire as Chief Executive Officer effective that same date. Also effective August 1, Mr. Kibsgaard will step down as Chairman of the Board and retire as a member of the Board of Directors. Mr. Kibsgaard will retire after more than 22 years of service to the Company, including eight years as CEO and four years as Chairman. Effective the same date, Mark G. Papa, a current non-independent director, will become non-executive Chairman of the Board. Peter Currie will continue to serve as the Board’s Lead Independent Director.

In his 32 years with the Company, Mr. Le Peuch has held a variety of global management positions, including Executive Vice President, Reservoir & Infrastructure; President of the Cameron product lines; President of Schlumberger Completions; and Vice President of Engineering, Manufacturing and Sustaining. Earlier in his career, Le Peuch was GeoMarket Manager for the North Sea, and President of Software Integrated Solutions.

Mr. Kibsgaard commented, “Olivier possesses the Company’s values, an in-depth knowledge of our business, and a proven industry track-record—all together, he is ideally suited to lead Schlumberger into the next chapter of our history.” Mr. Le Peuch added, “I am truly honored at being chosen to lead Schlumberger and its world-class workforce at a very exciting time in our Company’s history. I would like to thank Paal for his leadership and contributions to the Company, along with his guidance during the succession process.”

Commenting on the CEO succession, Mr. Currie said, “The Board joins me in thanking Paal for his more than 22 years of service to Schlumberger. Paal navigated the Company through the worst downturn in the history of the industry and set us on the right course to win in a different landscape. The Board owes Paal a debt of gratitude for his excellent leadership in modernizing and transforming the Company to ensure its continued future success. We wish Paal the very best as he enters a new chapter in his life.” Mr. Papa added, “The Board welcomes Olivier as Chief Executive Officer, and is highly confident that Schlumberger will continue to grow and prosper under his leadership.”

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. With product sales and services in more than 120 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has executive offices in Paris, Houston, London and The Hague, and reported revenues of $32.82 billion in 2018. For more information, visit www.slb.com.

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For further information, contact:

Investors

Simon Farrant, Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo, Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

Media

Joao Felix, Director of Corporate Communication, Schlumberger Limited

Office +1 (713) 375-3535

communication@slb.com